EXHIBIT 99.1

April 26, 2005

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the first quarter of 2005 was $1.23 million, or $.39 per diluted share, compared to $1.42 million, or $.45 per diluted share, for the same period last year. The decrease was due to lower net interest income and no securities gains during the first quarter of 2005. The lower income was partially offset by a decrease in the provision for loan losses due to improving asset quality and a decrease in non-interest expense due to the data processing conversion in 2004 that did not result in similar expenses in 2005.

Net interest income was $4.76 million for the first quarter of 2005, a decrease of $433,000 compared to the same quarter last year. Net interest margin decreased to 3.17% for the first quarter of this year from 3.36% for the first quarter of last year. Interest income decreased to $7.89 million for the first quarter of 2005 from $8.14 million during the same period last year. Average interest-earning assets decreased approximately 1.9% to $608.8 million, and the average yield decreased from 5.27% for the first quarter of 2004 to 5.24% for the first quarter of 2005. Total interest expense increased $184,000 to $3.13 million during the first quarter of 2005 from $2.95 million during the same period last year. Although average interest bearing liabilities decreased 2.8% from last year to $538.2 million, their cost increased to 2.36% during the first quarter of this year from 2.14% in the first quarter of last year. This is largely the result of increased rates on jumbo certificates of deposit and repurchase agreements.

The provision for loan losses decreased to $75,000 during the first quarter of 2005 from $450,000 during the first quarter of last year. The lower provision for loan losses in the first quarter of 2005 is a result of lower net charge-offs and non-performing loans. Net charge-offs were $169,000, or 0.17% (annualized) in the first quarter of 2005, compared to $540,000, or 0.53% (annualized), for the same period of 2004. Non-performing loans totaled $2.9 million at March 31, 2005, down $5.3 million from $8.2 million at March 31, 2004. The percentage of the allowance for loan losses to total loans was 1.03% at March 31, 2005, compared to 1.15% at March 31, 2004.

Non-interest income, excluding gains on sales of securities, was $2.12 million for the first quarter of 2005, relatively unchanged from the $2.11 million earned in the first quarter of 2004. Insurance Agency commission income increased 13.3% from the first quarter last year due to improved claim experience. Service charge income decreased 6.9% as customers sought out the Company’s free checking product. The Company realized $527,000 in securities gains in the first quarter of 2004 from the sale of $6.4 million in municipal securities. No securities were sold in the first quarter of 2005.

Non-interest expense decreased 5.8% to $5.30 million for the first quarter of 2005 from $5.62 million for the first quarter of 2004. In the first quarter of 2004, the Company experienced increased equipment, maintenance and education expenses related to conversion to a new data processing system, which were not encountered in the first quarter of 2005. In addition, the first quarter of 2004 included final reorganization expenses of $94,000 for the closing of three branches in January 2004.

Performance ratios for the first quarter of 2005 included a return on assets of .76% and a return on equity of 8.45%, compared to a return on assets of .85% and a return on equity of 10.01% for the first quarter of 2004.

On March 15, 2005 the Board of Directors declared a dividend of $0.26 per share, payable April 29, 2005 to shareholders of record on March 31, 2005. This is an increase of 4.0% from the first quarter of 2004.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending
	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004
Statements of Income
Interest income	$7,893	$7,981	$7,989	$8,023	$8,142
Interest expense	3,134	3,042	2,978	2,934	2,950

Net interest income	4,759	4,939	5,011	5,089	5,192
Provision for loan losses	75	550	450	450	450
Non-interest income	2,119	2,234	2,211	2,162	2,632
Non-interest expenses	5,299	5,348	5,378	5,203	5,623

Income before income taxes	1,504	1,275	1,394	1,598	1,751
Income taxes	277	187	219	328	330

Net income	$1,227	$1,088	$1,175	$1,270	$1,421

Per Share Data
Basic earnings per share	$0.39	$0.35	$0.37	$0.40	$0.45
Diluted earnings per share	0.39	0.34	0.37	0.40	0.45
Dividends per share	0.26	0.25	0.25	0.25	0.25
Book value at quarter end	17.93	18.16	18.28	17.44	17.99
Average basic shares outstanding	3,159	3,150	3,149	3,147	3,147
Average diluted shares outstanding	3,170	3,163	3,163	3,169	3,168

Balance Sheet Items (Quarter End)
Total assets	$653,371	$645,323	$645,760	$649,260	$672,804
Securities	176,667	169,745	173,592	180,010	193,987
Loans	400,540	402,839	408,260	411,288	413,771
Allowance for loan losses	4,118	4,212	4,544	4,681	4,740
Deposits	450,852	452,593	440,686	434,356	455,318
Long-term debt	111,026	111,673	112,312	130,934	131,671
Total shareholders’ equity	57,850	58,601	58,988	56,203	57,982

Selected Financial Ratios
Return on average assets	0.76%	0.66%	0.71%	0.76%	0.85%
Return on average equity	8.45	7.28	8.18	8.80	10.01
Dividend payout ratio	66.67	71.43	67.57	62.50	55.56
Net interest margin	3.18	3.24	3.27	3.30	3.36
Average loans to average total assets	60.96	61.67	62.62	61.58	61.33
Average equity to average total assets	8.95	9.09	8.69	8.68	8.52
Total risk-based capital ratio (at quarter end)	15.15	15.06	14.78	14.65	14.50
Non-performing loans to total loans	0.71	0.71	1.48	1.63	1.98
Loan loss allowance to total loans	1.03	1.05	1.11	1.14	1.15
Loan loss allowance to non-performing loans	143.84	146.56	75.11	69.95	57.89
Net charge-offs to average loans	0.17	0.87	0.57	0.50	0.53